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                                                                 EXHIBIT 11

                             POLARIS INDUSTRIES INC.

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

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                                                          QUARTER ENDED
                                                          -------------
                                               March 31, 1995    March 31, 1994
                                               --------------    --------------
                                                                    (pro forma)
Net Income for the Period                             $12,940            $6,144
                                                      -------            ------
                                                      -------            ------

Weighted Average Number of Outstanding:
   Common shares                                       18,159            18,065

   Rights                                                 364               342
                                                          ---               ---

     Total common and common equivalent
       shares                                          18,523            18,407
                                                       ------            ------
                                                       ------            ------

Net Income Per Share                                     $.70              $.33
                                                         ----              ----
                                                         ----              ----
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